Exhibit 99.1

Corporate Communications

W. R. Grace & Co.
7500 Grace Drive
Columbia, MD 21044

CONTACT:	Media Relations:	Investor Relations:
	Greg Euston	Bridget Sarikas
	(212) 468-3734	(410) 531-4194
	greg.euston@mslpr.com	investor.relations@grace.com

GRACE REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

COLUMBIA, Maryland, July 27, 2006 — W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the second quarter ended June 30, 2006. Highlights are as follows:

☐            Sales for the second quarter were $729.1 million compared with $676.5 million in the prior year quarter, a 7.8% increase (8.5% before the effects of currency translation). The increase was attributable primarily to higher sales volume in all geographic regions, improved product mix, and selling price increases in response to cost inflation.  Sales increased 9.8% for the Grace Performance Chemicals operating segment and 6.0% for the Grace Davison operating segment.

☐            Grace recorded a net loss for the second quarter of $(5.2) million, or $(0.08) per diluted share, compared with net income of $32.7 million, or $0.49 per diluted share, in the prior year quarter. The second quarter net loss is attributable to a $30.0 million increase in Grace’s estimated liability for environmental remediation, principally related to Grace’s former vermiculite mining operation in Montana, and to $24.3 million in costs for Chapter 11, litigation and other matters not related to core operations. Excluding these costs (and after tax effects), net income would have been $34.1 million for the second quarter of 2006 compared with $28.8 million calculated on the same basis for the second quarter of 2005, an 18.4% increase.

☐            Pre-tax income from core operations was $70.7 million in the second quarter compared with $56.6 million last year, a 24.9% increase. Pre-tax operating income of the Grace Performance Chemicals segment was $53.1 million, up 16.2% compared with the second quarter of 2005, attributable principally to higher sales of commercial construction products. Pre-tax operating income of the Grace Davison segment was $46.3 million, up 7.4% compared with the second quarter of 2005, attributable primarily to higher sales of specialty materials and catalysts used in refining, chemical, and industrial applications. Corporate operating costs were $3.5 million lower than the second quarter of 2005 due to reduced pension expense resulting from recent cash contributions to Grace’s pension plans.

☐            Sales for the six months ended June 30, 2006 were $1,387.7 million compared with $1,279.7 million for the prior period, an 8.4% increase (10.4% before the effects of currency translation). Grace recorded a net loss for the six months ended June 30, 2006 of $(5.1) million, or $(0.08) per diluted share, compared with net income in the comparable period of 2005 of $35.8 million, or $0.53 per diluted share. The net loss was principally caused by an increase in the estimated costs to reimburse the U.S. Government for environmental remediation in Montana and defense costs of the related criminal proceeding. Excluding noncore and Chapter 11-related costs (and after tax effects), net income would have been $56.0 million for the six months ended June 30, 2006 compared with $43.2 million calculated on the same basis for 2005, a 29.6% increase. Pre-tax income from core operations was $118.5 million for the six months ended June 30, 2006, a 23.1% increase over 2005, primarily attributable to higher sales volume in all geographic regions and higher selling prices to offset cost inflation, and from lower overall pension costs.

“We are very pleased with our second quarter and six month operating results,” said Grace’s President and Chief Executive Officer Fred Festa. “Fundamentals in our key end-use markets remain favorable from high demand for transportation fuels and good commercial construction activity worldwide. However, we continue to incur significant unpredictable costs to resolve litigation and legacy issues which can cause volatility in our net results.”

CORE OPERATIONS

Grace Davison

Second quarter sales for the Grace Davison operating segment, which includes silica- and alumina-based catalysts and materials used in a wide range of industrial applications, were $380.3 million, up 6.0% from the prior year quarter. Key factors contributing to the sales increase were: (1) continued strong demand for hydroprocessing catalysts used to upgrade heavy crude oil; (2) selling price increases to partially offset natural gas and raw material cost inflation; (3) higher volume of specialty materials and specialty catalysts used in industrial and chemical applications from stronger economic activity, and of materials used in pharmaceutical applications.

Pre-tax operating income of the Grace Davison operating segment for the second quarter was $46.3 million compared with $43.1 million in the second quarter last year, a 7.4% increase. Operating margin was 12.2%, about equal with the prior year quarter. The improvement in operating profits is attributable to higher volume of industrial-use materials, particularly in Europe, higher selling prices, lower operating expenses and a better product mix.

Sales of the Grace Davison operating segment for the first six months of 2006 were $736.7 million, up 6.2% from the same period of 2005. Year-to-date pre-tax operating income was $82.3 million, compared with $80.8 million for the prior year, a 1.9% increase, with operating margins at 11.2% compared with 11.6% last year. Year-to-date operating results reflect higher sales in most regions, offset by the negative effects of higher raw material and energy costs.

Grace Performance Chemicals

Second quarter sales for the Grace Performance Chemicals operating segment, which includes specialty chemicals and building materials used in commercial and residential construction and sealants and coatings used in rigid food and beverage packaging, were $348.8 million, up 9.8% from the prior year quarter. Key factors contributing to the sales increase were: (1) strong commercial construction activity in the United States, which more than offset softness in new residential construction; (2) improved construction activity and product acceptance, particularly in Europe; and (3) higher selling prices in response to increases in raw material costs.

Pre-tax operating income for the Grace Performance Chemicals operating segment was $53.1 million compared with $45.7 million for the second quarter last year, a 16.2% increase. Operating margin of 15.2% was 0.8 percentage point higher than the second quarter of 2005. The higher operating income was primarily a result of sales volume growth in all geographic regions and selling price increases, partially offset by raw material cost inflation.

Sales of the Grace Performance Chemicals operating segment for the six months ended June 30, 2006 were $651.0 million, up 11.1% from 2005. Year-to-date pre-tax operating income was $87.3 million compared with $73.0 million for the first six months of the prior year, a 19.6% increase, reflecting higher sales volume globally, selling price increases and positive results from productivity and cost containment initiatives, partially offset by raw material cost inflation. Operating margin of 13.4% was 0.9 percentage point higher than the first six months of last year.

Corporate Costs

Corporate costs related to core operations were $28.7 million in the second quarter of 2006 compared with $32.2 million in the prior year quarter, and $51.1 million year-to-date compared with $57.5 million in 2005. The decrease in the second quarter and year-to-date was attributable primarily to lower pension expense from the effect of contributions made to defined benefit pension plans in recent years.

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES

Noncore activities (as reflected in the attached Segment Basis Analysis) comprise events and transactions not directly related to the generation of operating revenue or the support of core operations. The pre-tax loss from noncore activities was $(42.8) million in the second quarter of 2006 compared with pre-tax income of $13.1 million in the prior year quarter, and a pre-tax loss of $(62.9) million year-to-date in 2006 compared with pre-tax income of $5.0 million in 2005. The year-to-date loss is principally due to revised estimates of environmental clean-up costs ($30.0 million) and higher legal defense costs ($18.5 million), both related to issues arising from Grace’s former vermiculite mining operations in Montana.

The revised estimate of environmental clean-up costs is primarily based on new information provided by the U.S. Government related to amounts chargeable to Grace over the period January 1, 2002 to December 31, 2005 for remediation activities in Montana. The charge brings Grace’s recorded liability for vermiculite-related environmental clean-up costs to $255.4 million at June 30, 2006, of which $172 million is for reimbursement of costs incurred by the U.S. Government from 1999 through 2005 as disclosed to Grace. Grace has also been informed that, later this year, the U.S. Government will provide projections of reimbursable costs for 2006 and future years, which could result in another material revision to the estimated cost of this clean-up. Other changes to pre-tax loss from noncore activities relate to a number of miscellaneous income and expense items, and to an additional $13.4 million in gains recorded in the first half of 2005 from insurance recoveries on pre-Chapter 11 environmental and asbestos-related costs. Please refer to Grace’s recent Securities and Exchange Commission filings for a discussion of noncore activities, liabilities and contingencies.

CHAPTER 11 PROCEEDINGS

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.—Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Filing”). Grace’s non-U.S. subsidiaries and certain of its U.S. subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the Bankruptcy Court.

On November 13, 2004, Grace filed a plan of reorganization, as well as several associated documents, including a disclosure statement, with the Bankruptcy Court. On January 13, 2005, Grace filed an amended plan of reorganization (the “Plan”) and related documents to address certain objections of creditors and other interested parties. The amended Plan is supported by committees representing general unsecured creditors and equity holders, but is not supported by committees representing asbestos personal injury claimants and asbestos property damage claimants. As part of determining the confirmability of the Plan, the Bankruptcy Court had approved a process and timeline for the estimation of asbestos-related property damage and personal injury claims. This process had been deferred to provide Grace and the committees an opportunity to negotiate a consensual plan of reorganization. These negotiations were not successful. As a result, Grace is continuing to pursue a Bankruptcy-Court approved estimation of its asbestos-related liabilities.

Expenses related to Grace’s Chapter 11 proceedings were $11.5 million in the second quarter and $20.2 million year-to-date in 2006, about twice the spending rate for the same period in 2005. The increase relates directly to a higher level of activity around the bankruptcy process of claims resolution and estimation.

Most of Grace’s noncore liabilities and contingencies (including asbestos-related litigation, environmental claims and other obligations) are subject to compromise under the Chapter 11 process. The Chapter 11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts. Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace’s noncore liabilities.

CASH FLOW AND LIQUIDITY

Grace’s net cash flow from operating activities for the first six months of 2006 was  $11.1 million, compared with a negative $(74.6) million for the comparable period of 2005. The higher cash flow is attributable to improved operating results in 2006 and the non-recurrence of $119.7 million paid to settle tax and environmental contingencies in 2005. Year-to-date pre-tax income from core operations before depreciation and amortization was $175.0 million, 11.5% higher than in the prior year, a result of the higher income from core operations described above. Cash used for investing activities was $64.8 million for the first six months of 2006, primarily reflecting capital replacements and investments in new production capacity, and the acquisition of a custom catalyst business in June 2006.

At June 30, 2006, Grace had available liquidity in the form of cash ($443.2 million), net cash value of life insurance ($86.6 million) and available credit under its debtor-in-possession facility ($199.4 million). Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

*  *  *  *  *

Grace is a leading global supplier of catalysts and other products to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications; specialty chemicals, additives and building materials for commercial and residential construction; and sealants and coatings for food and beverage packaging. With annual sales of more than $2.5 billion, Grace has about 6,400 employees and operations in over 40 countries.  For more information, visit Grace’s web site at www.grace.com.

*   *   *   *   *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “anticipates,” or similar expressions.  For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Actual results might differ materially from those projected in the forward-looking statements.  Factors that could cause actual results to materially differ from those contained in the forward-looking statements include: Grace’s bankruptcy and proposed plan of reorganization, Grace’s legal proceedings (especially the Montana criminal proceeding and environmental proceedings), the cost and availability of raw materials, especially natural gas and petroleum-based raw materials, Grace’s unfunded pension liabilities, costs of environmental compliance, risks related to foreign operations, especially, security, regulation and currency risks and those factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly report on Form 10-Q and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the Internet at www.sec.gov.  Reported results should not be considered as an indication of future performance.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this announcement, or to update them to reflect events or circumstances occurring after the date of this announcement.

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Operations (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2006	2005	2006	2005

Net sales	$729.1	$676.5	$1,387.7	$1,279.7

Cost of goods sold, exclusive of depreciation and amortization shown separately below	470.2	439.7	908.2	832.4
Selling, general and administrative expenses, exclusive of net pension expense and depreciation shown separately below	141.5	117.8	269.7	235.4
Depreciation and amortization	28.4	30.2	56.5	60.7
Research and development expenses	15.1	15.1	30.6	30.2
Net pension expense	16.8	19.5	31.6	37.1
Interest expense and related financing costs	19.9	13.3	35.7	27.9
Provision for environmental remediation	30.0	--	30.0	--
Other (income) expense	(13.9)	(23.9)	(15.8)	(30.0)
	708.0	611.7	1,346.5	1,193.7
Income (loss) before Chapter 11 expenses, income taxes and minority interest	21.1	64.8	41.2	86.0
Chapter 11 expenses, net	(11.5)	(4.6)	(20.2)	(10.6)
Benefit from (provision for) income taxes	(3.3)	(20.0)	(7.8)	(28.6)
Minority interest in consolidated entities	(11.5)	(7.5)	(18.3)	(11.0)
Net income (loss)	$(5.2)	$32.7	$(5.1)	$35.8

Basic earnings (loss) per share	$(0.08)	$0.49	$(0.08)	$0.54
Weighted average number of basic shares	67.9	66.9	67.5	66.8

Diluted earnings (loss) per share	$(0.08)	$0.49	$(0.08)	$0.53
Weighted average number of diluted shares	67.9	67.2	67.5	67.3

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace’s Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Noncore Activities and Chapter 11 Expenses, net (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
In millions	2006	2005	2006	2005

Net income (loss)	$(5.2)	$32.7	$(5.1)	$35.8
Adjustments:
Pre-tax (income) loss from noncore activities	42.8	(13.1)	62.9	(5.0)
Tax (benefit) provision on noncore activities	(15.0)	4.6	(22.0)	1.8
Chapter 11 expenses, net	11.5	4.6	20.2	10.6
Net income (loss) excluding noncore activities and Chapter 11 expenses, net	$34.1	$28.8	$56.0	$43.2

Net income (loss) excluding noncore activities and Chapter 11 expenses, net does not purport to represent an income or cash flow measure as defined under generally accepted accounting principles (GAAP), and should not be considered an alternative to net income (loss) as an indicator of Grace’s performance.  This measure is presented to distinguish the net results of Grace’s current business base from the net results of Grace’s past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

W. R. Grace & Co. and Subsidiaries Segment Basis Analysis (Unaudited)	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2006	2005	% Change	2006	2005	% Change

Net Sales:
Grace Davison	$380.3	$358.9	6.0%	$736.7	$693.6	6.2%
Grace Performance Chemicals	348.8	317.6	9.8%	651.0	586.1	11.1%
Total Grace net sales	$729.1	$676.5	7.8%	$1,387.7	$1,279.7	8.4%

Pre-tax operating income:
Grace Davison	$46.3	$43.1	7.4%	$82.3	$80.8	1.9%
Grace Performance Chemicals	53.1	45.7	16.2%	87.3	73.0	19.6%
Corporate costs	(28.7)	(32.2)	10.9%	(51.1)	(57.5)	11.1%
Pre-tax income from core operations(a)	70.7	56.6	24.9%	118.5	96.3	23.1%

Pre-tax income (loss) from noncore activities(a)	(42.8)	13.1	NM	(62.9)	5.0	NM
Interest expense	(19.9)	(13.3)	(49.6%)	(35.7)	(27.9)	(28.0%)
Interest income	1.6	0.9	77.8%	3.0	1.6	87.5%
Income (loss) before Chapter 11 expenses and income taxes	9.6	57.3	(83.2%)	22.9	75.0	(69.5%)
Chapter 11 expenses, net	(11.5)	(4.6)	(150.0%)	(20.2)	(10.6)	(90.6%)
Benefit from (provision for) income taxes	(3.3)	(20.0)	83.5%	(7.8)	(28.6)	72.7%
Net income (loss)	$(5.2)	$32.7	(115.9%)	$(5.1)	$35.8	(114.2%)

Key Financial Measures:
Pre-tax income from core operations as a percentage of sales(a)
Grace Davison	12.2%	12.0%	0.2 pts.	11.2%	11.6%	(0.4) pts.
Grace Performance Chemicals	15.2%	14.4%	0.8 pts.	13.4%	12.5%	0.9 pts.
Total core operations	9.7%	8.4%	1.3 pts.	8.5%	7.5%	1.0 pts.
Total core operations adjusted for profit sharing of joint ventures (b)	11.3%	9.5%	1.8 pts.	9.9%	8.4%	1.5 pts.

Pre-tax income from core operations before depreciation and amortization (a)	$99.1	$86.8	14.2%	$175.0	$157.0	11.5%
As a percentage of sales	13.6%	12.8%	0.8 pts.	12.6%	12.3%	0.3 pts.
Depreciation and amortization	$28.4	$30.2	6.0%	$56.5	$60.7	6.9%
Gross profit percentage (sales less cost of goods sold as a percent of sales) (c)
Grace Davison	30.7%	30.1%	0.6 pts.	29.5%	30.3%	(0.8) pts.
Grace Performance Chemicals	35.4%	34.6%	0.8 pts.	34.5%	33.9%	0.6 pts.
Total Grace	32.8%	31.9%	0.9 pts.	31.7%	31.6%	0.1 pts.
Net Sales by Region:
North America	$293.0	$280.9	4.3%	$572.9	$541.1	5.9%
Europe	269.0	244.7	9.9%	516.0	465.9	10.8%
Asia Pacific	128.4	117.6	9.2%	226.7	205.7	10.2%
Latin America	38.7	33.3	16.2%	72.1	67.0	7.6%
Total	$729.1	$676.5	7.8%	$1,387.7	$1,279.7	8.4%

Note (a): In the above chart, as well as in the financial discussion in other parts of this earnings release, Grace presents its financial results of operations by operating segment and between “core operations” and “noncore activities”. Core operations comprise the financial results of Grace Davison, Grace Performance Chemicals, and the costs of corporate activities that directly or indirectly support business operations. In contrast, noncore activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace’s former operations and products.  Grace uses pre-tax income from core operations as the performance factor in determining certain incentive compensation and as the profitability factor in all significant business decisions.  Pre-tax income from core operations, pre-tax income (loss) from non-core activities, pre-tax income from core operations as a percentage of sales, and pre-tax income from core operations before depreciation and amortization do not purport to represent income or cash flow measures as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace’s performance. These measures are provided to distinguish operating results of Grace’s current business base from the income and expenses of past businesses, discontinued products, and corporate legacies, including the effect of Grace’s Chapter 11 proceedings.

Note (b): Reflects the add-back of minority interests in consolidated subsidiaries.

Note (c): Includes depreciation and amortization related to manufacturing of products.

NM — Not Meaningful

W. R. Grace & Co. and Subsidiaries Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In millions	2006	2005

OPERATING ACTIVITIES
Net income (loss)	$(5.1)	$35.8
Reconciliation to net cash provided by (used for) operating activities:
Chapter 11 expenses, net	20.2	10.6
(Benefit from) provision for income taxes	7.8	28.6
Minority interest in consolidated entities	18.3	11.0
Depreciation and amortization	56.5	60.7
Interest accrued on pre-petition liabilities subject to compromise	34.7	25.4
Net (gain) loss on sales of investments and disposals of assets	(2.8)	(0.5)
Net pension expense	31.6	37.1
Payments to fund defined benefit pension arrangements	(37.5)	(13.2)
Provision for uncollectible receivables	0.5	0.9
Provision for environmental remediation	30.0	--
Net income from life insurance policies	(1.7)	(1.9)
Payments under postretirement benefit plans	(6.5)	(5.1)
Expenditures for environmental remediation	(3.4)	(3.0)
Expenditures for retained obligations of divested businesses	(1.3)	(0.5)
Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:
Working capital items (trade accounts receivable, inventories and accounts payable)	(86.2)	(71.7)
Other accruals and non-cash items	(9.3)	(45.2)
Net cash provided by (used for) operating activities before income taxes, Chapter 11 expenses and settlement of noncore contingencies	45.8	69.0
Cash paid to settle noncore contingenciesp	--	(119.7)
Chapter 11 expenses paid	(16.9)	(9.0)
Income taxes paid, net of refunds	(17.8)	(14.9)
Net cash provided by (used for) operating activities	11.1	(74.6)

INVESTING ACTIVITIES
Capital expenditures	(51.9)	(36.8)
Businesses acquired, net of cash acquired	(20.0)	(2.5)
Proceeds from termination of life insurance policies	--	14.8
Net investment in life insurance policies	(0.1)	2.4
Proceeds from sales of investments and disposals of assets	7.2	1.9
Net cash provided by (used for) investing activities	(64.8)	(20.2)

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies	--	(0.6)
Net (repayments) borrowings under credit arrangements	0.6	(1.2)
Fees under debtor-in-possession credit facility	(1.1)	(1.1)
Proceeds from exercise of stock options	15.8	3.0
Net cash provided by (used for) financing activities	15.3	0.1
Effect of currency exchange rate changes on cash and cash equivalents	6.9	(11.7)
Increase (decrease) in cash and cash equivalents	(31.5)	(106.4)
Cash and cash equivalents, beginning of period	474.7	510.4
Cash and cash equivalents, end of period	$443.2	$404.0

W. R. Grace & Co. and Subsidiaries Consolidated Balance Sheets (Unaudited)	June 30, 2006	December 31, 2005
In millions

ASSETS
Current Assets
Cash and cash equivalents	$443.2	$474.7
Trade accounts receivable, net	472.4	401.7
Inventories	309.3	278.3
Deferred income taxes	26.6	27.3
Other current assets	54.3	71.6
Total Current Assets	1,305.8	1,253.6

Properties and equipment, net	640.2	632.9
Goodwill	103.6	103.9
Cash value of life insurance policies, net of policy loans	86.6	84.8
Deferred income taxes	726.4	703.9
Asbestos-related insurance	500.0	500.0
Other assets	249.1	238.1
Total Assets	$3,611.7	$3,517.2

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities Not Subject to Compromise
Current Liabilities
Debt payable within one year	$3.2	$2.3
Accounts payable	164.8	166.8
Income taxes payable	16.9	10.1
Other current liabilities	191.5	197.9
Total Current Liabilities	376.4	377.1

Debt payable after one year	0.4	0.4
Deferred income taxes	59.9	54.3
Minority interest in consolidated affiliates	55.7	36.4
Unfunded defined benefit pension liability	445.5	447.5
Other liabilities	38.6	41.7
Total Liabilities Not Subject to Compromise	976.5	957.4

Liabilities Subject to Compromise
Pre-petition debt plus accrued interest	710.3	684.7
Accounts payable	31.6	31.5
Income tax contingencies	134.4	136.5
Asbestos-related liability	1,700.0	1,700.0
Environmental remediation	368.6	342.0
Postretirement benefits	180.2	187.7
Other liabilities and accrued interest	80.5	72.7
Total Liabilities Subject to Compromise	3,205.6	3,155.1
Total Liabilities	4,182.1	4,112.5

Shareholders’ Equity (Deficit)
Common stock	0.8	0.8
Paid-in capital	423.2	423.4
Accumulated deficit	(511.0)	(505.9)
Treasury stock, at cost	(103.8)	(119.7)
Accumulated other comprehensive income (loss)	(379.6)	(393.9)
Total Shareholders’ Equity (Deficit)	(570.4)	(595.3)
Total Liabilities and Shareholders’ Equity (Deficit)	$3,611.7	$3,517.2